February 8, 2011

Dear Shareholders:

Happy Chinese New Year of the Rabbit! After a successful 2010, a year in which we made significant progress toward our long-term growth objectives, I would like to update you on the large share trading volume of CAST last week.

One factor that may have caused this increase is that our third largest shareholder, DirecTV, recently sold approximately 1.3 million of the 3.0 million shares of our stock they hold (please see the SEC 13G filing dated 2/2/2011, http://cchyy.client.shareholder.com/sec.cfm). As a non-core investment in their portfolio of assets, we view their stock sales as a long-term positive in further expanding our shareholder base and free float. Our management team strongly believes that our Company’s best days are ahead of us, as evidenced by the management team and board of director’s purchase of 1.34 million shares of common stock during the past twelve months, with a total value of $9.54 million.

In addition, there is continued volatility in the Chinese small cap market caused by short sellers making allegations against a few U.S.-listed Chinese companies. We have a simple, transparent corporate structure and a straightforward business model. I would highlight the following attributes as reasons why ChinaCast Education Corporation is an easy investment that investors should be confident in:

    1. Recurring, service cash business with significant excess demand
    2. Physical assets that grow in value over time
    3. Post-secondary education has high barriers to entry
    4. Management has consistently communicated with investors and hold similar interests as shareholders.

As always, we welcome the opportunity to answer any questions you may have regarding our company. We look forward to seeing many of you at the upcoming conferences in March. Thank you again for your continued support.

Regards,

Ron Chan Tze Ngon, Chairman and Chief Executive Officer
ChinaCast Education Corporation